Exhibit 5.1

OPINION OF WILMER CUTLER PICKERING LLP

[Letterhead of Wilmer Cutler Pickering LLP]

March 11, 2004

Mechanical Technology Incorporated

431 New Karner Road

Albany, NY 12205

Ladies and Gentlemen:

We have acted as securities counsel for Mechanical Technology Incorporated, a New York corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") relating to 6,348,790 shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), including 1,418,842 Shares (the "Issued Shares") issued to the selling securityholder listed in the Registration Statement (the "Selling Securityholder") on January 29, 2004 and 4,965,948 Shares (the "Additional Shares") that may be issued to and offered from time to time by the Selling Securityholder as described in the Registration Statement.

We have examined originals, photocopies or conformed copies of all such records of the Company and its subsidiaries, all such agreements and certificates of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed, including, without limitation, the Company's bylaws and certificate of incorporation, each as amended to the date hereof (the "Charter Documents"). As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinion set forth below, we have assumed that (i) all signatures on all documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iii) each natural person signing any document reviewed by us had the legal capacity to do so; and (iv) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Mechanical Technology Incorporated

March 11, 2004

Based upon and subject to the foregoing, we are of the opinion that (1) the Issued Shares have been duly authorized and are legally issued, fully paid and non-assessable, and (2) the Additional Shares will be legally issued, fully paid and non-assessable when certificates representing the Additional Shares have been duly executed, countersigned, registered and delivered in accordance with the agreement with Fletcher International, Ltd. described in the Registration Statement, upon payment of the consideration therefore (not less than the par value of the Common Stock) provided for therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

In rendering the foregoing opinion, we do not express an opinion concerning any laws other than the laws of the State of New York.

Very truly yours,

WILMER CUTLER PICKERING LLP

By: /s/ Knute J. Salhus

Knute J. Salhus, a partner